Exhibit 10.1

Restated Employment Agreement

This Restated Employment Agreement (this “Agreement”) is entered into on August 22, 2018 and effective as of April 1, 2018 (the “Effective Date”), by and between Wize Pharma Ltd. (Registration Number 520033259) (the “Company”), a limited company duly registered under the laws of Israel and having its corporate offices located at 24 Hanagar Street, PO Box 6653, Hod Hasharon, Israel, and Or Eisenberg (ID No. 043367259) (the “Executive”) of Wissotsky 2 Street, Tel-Aviv, Israel.

WHEREAS,	the Company and Executive wish to restate the employment agreement by and between the Company and Executive dated September 30, 2015 (the “Prior Agreement”) subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, it has accordingly been warranted, provided and agreed by the parties as follows:

1.	Recitals, Headings and Interpretation

1.1	The recitals to this Agreement constitute an integral part hereof.

1.2	The division of the terms of this Agreement into clauses and the headings is solely for convenience of reference and shall not affect its interpretation.

1.3	The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. The use of the words “includes” or “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

2.	Exclusivity of the Agreement

2.1	This Agreement is personal and the terms and conditions of the employment of the Executive shall be solely as set forth in this Agreement. Except as provided in this Agreement, no provisions of any collective bargaining agreement (“Heskem Kibbutzi”), collective arrangement (“Hesder Kibutsi”) or other industry practice or custom of any kind shall apply.

2.2	Except as expressly provided in this Agreement, the Executive shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company.

3.	Absence of Impediment to the Executive’s Employment

The Executive represents, warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual or other impediment, including physical or mental health issues, to his entering into this Agreement, fulfilling his obligations hereunder or to his employment with the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.

4.	Position and Duties

4.1	The Executive shall be employed by the Company and shall serve in the position(s) of Chief Financial Officer and Acting Chief Executive Officer of the Company as set forth in Exhibit A and, in the discharge of his duties, shall report to the Board of Directors of the Company (the “Board”) as set forth in Exhibit A or any other manger or officer as the Company decides and directs from time to time. In the Executive’s position(s) as Chief Financial Officer and Acting Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such positions, as reasonably and lawfully directed by the Board. It is hereby agreed that as part of his duties as mentioned above, the Executive shall also serve in the position of Chief Financial Officer and Acting Chief Executive Officer of Wize Pharma, Inc. (“Parent”).

4.2	During the course of Executive’s employment with the Company, the Executive shall honestly, diligently, skillfully and faithfully serve the Company. The Executive undertakes to devote all his working time, efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and his supervisors in Israel and abroad, to follow the Company procedures as established from time to time, to carry out the duties imposed upon him.

4.3	The Executive shall, at all times, act in a manner suitable for his position and status in the Company.

4.4	During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and faithfully serve the Company. The Executive shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent.

4.5	The Executive undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he had or has a personal interest which might create a conflict of interest with his position in the Company.

4.6	The Executive undertakes to fulfill the responsibilities described in this Agreement and assist the Company and its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, “Affiliates”) and to make himself available to them, during the employment period and even after the termination of his employment relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his work or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings). If the Company requires the Executive’s services after the termination of the employment relations with him, for any reason, it shall reimburse the Executive for his expenses in connection with performing the provisions of this Section 4.6.

4.7	The Executive shall be based in the Company’s Israeli offices, or any other place as designated from time to time by the Board, but he understands that his position involves international and local travel as required to discharge his responsibilities hereunder.

4.8	The Executive shall not receive any payment and/or benefit from any third party, directly or indirectly, during his employment. In the event the Executive breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Executive.

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4.9	The Executive acknowledges that the Company is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 1998, and that sexual harassment is a severe disciplinary offence.

4.10	The Executive undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with his work and may be harmful to the Company, other employees or any other third party, as further detailed in the Company’s policy as may be amended from time. The current policy is attached hereto as Annex B.

4.11	The Executive acknowledges and agrees that personal information related to him and the Executive’s terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only, including: human resources management, business management and customer relations, assessment of potential transactions and relating to such transactions, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

5.	Employment Term and Termination

5.1	The Executive’s employment by the Company commenced on April 1, 2015 (such date, the “Commencement Date”) and continued through March 31, 2018 pursuant to the Prior Agreement. The Company hereby recognizes all of the Executive’s rights that have accrued pursuant to the Prior Agreement. The Executive’s employment under this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Term”), provided, however, that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either party hereto provides the other party hereto with written notice that such period shall not be so extended at least one hundred and twenty (120) days in advance of the expiration of the Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

5.2	The Executive’s employment may be terminated only after the Initial Term by either party subject to the delivery of a written notice by the terminating party (the “Notice Period”). The Notice Period will be as set forth in Exhibit A. In case that the employment relationship is terminated by the Company, other than for Cause, the Executive shall be entitled to his Salary and all other fringe benefits (including bonuses as detailed in the Agreement) until the completion of the Term.

5.3	During the Notice Period, the Executive shall continue to perform his duties until the conclusion of the Notice Period. Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive the Executive’s actual work during the Notice Period, or to reduce the scope of the Executive’s work hours, while continuing to pay the Executive his regular payments and benefits until the completion of the Notice Period; or (ii) terminate this Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and pay a cash equivalent to his salary for the remainder of the Notice Period as a payment in lieu of prior notice in accordance with applicable law.

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It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case, such termination shall not constitute a dismissal of the Executive by the Company.

Notwithstanding the foregoing, the Executive may resign for “Good Reason” in the event the Company breaches this Agreement which shall include any (i) material reduction in salary, bonus or benefits, (ii) any assignment to Executive of duties materially inconsistent with his position, (iii) resignation due to sickness that entitles the Executive to severance pay in accordance with Section 6 to the Severance Pay Law, (iv) a material adverse change in the reporting structure applicable to Executive without his consent, such that the title or position of the person or entity to whom the Executive reports is materially reduced from the prior title or position resulting in a material reduction in status or position to the Executive; (v) any material diminution in Executive’s duties, responsibilities or authority, which remains uncured for a period of more than thirty (30) days after written notice of such breach and of Executive’s intention to terminate his employment for “Good Reason” if such breach is not remedied or (vi) any other circumstance that entitles employees to resign under Section 11(a) of Severance Pay Law which remains uncured for a period of more than thirty (30) days after written notice of such breach and of Executive’s intention to terminate his employment for “Good Reason” if such breach is not remedied . If the Executive terminates his employment as provided herein, then such termination shall be effective immediately without any need to provide a prior notice. Additionally, in case of resignation for “Good Reason” the Executive shall be entitled to his Salary and all other fringe benefits (including bonuses as detailed in the Agreement) until the completion of the Term.

5.4	Notwithstanding the foregoing, the Company may terminate the Executive’s employment hereunder for Cause at any time during the Term and without the delivery of a prior written notice or payment of any compensation or benefits. “Cause” shall mean the Executive’s having engaged in any of the following:

5.4.1. Commission of a felonious crime related to the performance of any of his duties to the Company or Parent, breach of trust, willful misconduct or gross negligence in the performance of any of his duties to the Company or Parent which creates or has the potential to create a material adverse effect on the business, reputation or financial condition of the Company or Parent, their funds, property, assets, employees, or customers;

5.4.2. Other circumstances that may deny severance pay under applicable law, including: breach of his fiduciary duty; the Executive committed an offense involving moral turpitude; or Executive is in breach of his obligations regarding confidentiality, non-competition and intellectual property, as described in Section 13 and Exhibit B below.

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5.5	In the event that the Company terminates the Executive’s employment for Cause, then the Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such amounts that were owing and outstanding prior to such termination for Cause. In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 5.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt that it may owe the Executive an amount equal to the salary and benefits that would have been paid to the Executive during the Notice Period, had he worked during such period.

5.6	The Executive undertakes that immediately upon the termination of his employment with the Company (for any reason) or at such other time as directed by the Company, he shall act as follows:

5.6.1	He shall deliver and/or return to the Company all the documents or other letters, notes, reports and other papers in his possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and other property belonging to the Company that was placed at his disposal, including any Company car, computer equipment, telephone equipment, Executive ID badge or other equipment. He shall have no rights to lien with respect to said Company’s information, documents and any such equipment and other property belonging to the Company that were placed at his disposal;

5.6.2	Following coordination with the Company’s IT persons, he shall delete any information relating to the Company or its business from his personal computer, if any; and

5.6.3	He shall coordinate the termination of his employment with his supervisors, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by his supervisors, all documents and information and all matters with which he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

6.	Working Hours

6.1	The Company’s standard working days and hours are 5 days a week between Sunday and Thursday, four days of 9 gross hours (including lunch and rest breaks) per day and one shorten day of 8 gross hours including breaks. The regular weekly rest day is Saturday. The working hours of the Executive shall be as required by the nature of the Executive’s full-time senior position in the Company, including during overtime hours if it is required in order to fulfill the Executive’s obligations according to this Agreement.

6.2	In consideration of the conditions and circumstances of the Executive’s management position and duties in the Company which requires a special degree of trust and as the conditions and circumstances of employment do not enable the Company to supervise the Executive’s hours of work, the provisions of the Hours of Work and Rest Law, 1951 shall not apply to the Executive and he shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as specified in this Agreement. The Executive acknowledges that the consideration set for him/her hereunder nevertheless includes within it consideration that would otherwise have been due to him/her by law.

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6.3	At the Company’s request, Executive undertakes to report to the Company the actual working hours that will be performed by the Executive, in accordance with the applicable practices and policies of the Company in regards to such reports.

7.	Salary

7.1	As compensation for the performance of the Executive’s services hereunder during the Employment Period, the Company shall pay the Executive a base salary in the gross monthly amount as set forth in Exhibit A (the “Salary”). The Salary may be reviewed annually and may be adjusted upward by the Board in its discretion.

7.2	The Salary will be paid to the Executive in accordance with the Company’s normal and reasonable payroll practices, no later than the 9th day of each month. Any payment or benefit under this Agreement (including any bonuses or the like), other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise.

7.3	For the avoidance of any doubt, the Salary and the fringe benefits that are described below constitute the overall consideration for the Executive’s work and in view of his position and status, and he shall not be entitled to any additional consideration, of any form, for his work during additional and overtime hours and on weekends or holidays, insofar as required.

7.4	Monthly Bonus

Should the Executive continue to serve as Acting CEO, he will be entitled to receive an additional monthly bonus in addition to the Salary in the gross amount as described in Exhibit A (the “Monthly Bonus”).

The Monthly Bonus shall not be deemed for all purpose and intent, including without limitation for social rights, pension contributions and severance pay. The date of payment of the Monthly Bonus shall be paid in accordance with the Company’s normal and reasonable pay-roll practices, no later than the 9th day of each month.

7.5	Updating the Salary Subject to Meeting Objectives

The Salary may be reviewed annually and may be adjusted upward, subject to the discretion of the Compensation Committee of Parent.

Notwithstanding the foregoing, the Salary shall be increased by 10% upon completion of the uplisting of the Parent on, NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or The New York Stock Exchange, Inc.

In addition to the above, the Salary shall be increased by an additional 10% upon completion of the Phase IV study randomized, double-masked study of LO2A versus Alcon’s Systane® Ultra UD, an over-the-counter lubricant eye drop product used to relieve dry and irritated eyes which is intended to evaluate the safety and efficacy of LO2A for symptomatic improvement of DES in 60 adult patients with Sjögren’s.

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In addition to the above, the Salary shall be increased by NIS 10,000 upon each final closing of a financing of the Company or Parent during the course of the employment of the Executive in which the Company raises and actually receives a net aggregate amount of USD $4,000,000. For removal of doubt, it is hereby clarified that the financing amounts mentioned above shall exclude any finder’s fees, closing costs, legal and accounting fees, etc. and such costs will not be deemed to be deducted from the financing amounts received in the framework of a financing round when determining the amounts actually received by the Company for purposes of calculating salary increases due to be paid to the Executive under this Section.

The increased salaries as described in this Section 7.5 shall be referred as the Salary for all purpose and intent including for all social benefits.

For avoidance of any doubt, the increases under this Section 7.5 shall refer to the Salary as shall be updated from time to time immediately prior to each increase.

7.6	Transaction Grants

In addition to the above, the Executive will be entitled to 1% of the gross value proceeds (including without limitation cash, stocks, options, compensation, deferred compensation, etc.) received by the Company and/or a Wize Party’s consummation of a Material Transaction during the Employment Period. “Material Transaction” means (i) the sale of a Wize Party, (ii) the sale of all or substantially all of the assets of a Wize Party, (iii) a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than the 50% of the outstanding capital of a Wize Party, (iv) a debt or equity financing transaction consummated by a Wize Party that is deemed to be a Material Transaction by the Parent’s Board of Directors, (v) a licensing agreement between a Wize Party and a third party or (vi) any other transaction deemed to be a Material Transaction by the Parent’s Board of Directors (the “Transaction Grant”) in its sole discretion. “Wize Party” means the Company, the Parent or an entity that is wholly or partially owned by the Company or the Parent.

The Transaction Grants shall not be deemed as salary for all purpose and intent, including without limitation for social rights, pension contributions and severance pay.

The Transaction Grant shall be paid to the Executive 10 days following the receipt of the total net proceeds (whether paid in cash or cash equivalent) to be received by the Company or anyone on its behalf in connection with a Material Transaction.

The Board shall be entitled to reduce the compensation payable as Transaction Grants, in whole or in part, at its good faith discretion.

7.7	Annual Bonus

The Executive shall be entitled to an annual cash bonus at the discretion of the Board.

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7.8	Clawback Rights

The Transaction Grants and any and all additional performance based compensation (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the applicable financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Board to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Board following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Board in good faith and in accordance with applicable law, rules and regulations. All determinations by the Board with respect to the Clawback Rights shall be final and binding on the Company and the Executive. For purposes of this Section 7.8, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of applicable Wize Party with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

7.9	Directors and Officers Insurance

The Company and the Parent will provide coverage for the Executive under any Directors and Officers insurance coverage made available to executive officers of the Company and the Parent. In addition, the Company shall indemnify the Executive in advance as customary at the Company and subject to the Company’s Article of Association and the applicable law. The Company shall maintain such Directors and Officers insurance coverage with the same terms and conditions for a period of 7 years after the termination of employment, including in case of a merger or a change of control, per the Executive’s request.

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8.	Pension Arrangement

The Company and the Executive continue the Executive pension arrangement (a Managers’ Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”) and/or alike, or a combination of plans that best suit the Executive’s anticipated future needs). As such, the Executive shall continue to be entitled to a pension arrangement in accordance with his choice. For the avoidance of doubt, in the event the Executive elects to combine plans, the contributions percentages will relate to such portion of Salary that the Executive has allocated towards each benefit plan as follows:

8.1	The Company shall contribute for severance compensation (the “Severance Contribution”) as set forth in Exhibit A.

8.2	In addition, the Company shall contribute for pension compensation (‘Tagmulim’) towards the pension arrangement, as set forth in Exhibit A.

8.3	In the event that the Executive chooses Policy arrangement, the pension compensation (‘Tagmulim’) shall include the Company’s payment for purchase of disability insurance coverage sufficient to secure 75% of the Salary; provided that the Company’s contributions solely for pension compensation shall be not less than 5% and subject to the consent of the insurance company to insure the Executive. For the avoidance of any doubt, in the event that the cost to the Company shall be more than the required contributions rates towards pension compensation as described in Section 8.2 above) due to the cost of the disability insurance, the total cost of the Company’s contributions to pension compensation and disability insurance collectively shall not exceed 7.5% of the Salary.

8.4	The Company shall deduct from the Salary the Executive’s contributions for pension compensation (‘Tagmulim’) the pension arrangement, as set forth in Exhibit A.

8.5	Any tax liability in connection with pension arrangement shall be borne solely by the Executive.

8.6	The Executive agrees and acknowledges that the Company’s Severance Contribution (as of his Commencement Date), is in lieu of 100% of the severance payment to which the Executive (or his beneficiaries) shall be entitled with respect to the Salary and the contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Pay Law, 1963 (the “Severance Law”) in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval”, a copy of which is attached hereto as Annex B), as amended from time to time in case the Executive chooses a Policy and in the event that the Executive chooses Pension Fund arrangement in accordance with Sections 7 and 9 to the Extension Order General Insurance Pension In The Israeli Market.

8.7	The Company hereby waives any of its rights to refund monies from the payments it transfers to the Policy/Pension Fund in accordance with this Section, unless the Executive’s right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Law, and in the same amount which was denied, or the Executive withdraws monies from the Policy and/or the Pension Fund not due to a Granting Event. The term “Granting Event” shall mean - death, disability or retirement at the age of sixty or more.

9.	Advanced Study Fund

The Company shall make monthly contributions on the Executive’s behalf to a recognized advanced study fund (the “Study Fund” (“Keren Hishtalmut”)) and shall deduct from the Salary his part at the Study Fund and transfer those monies to the Study Fund, as set forth in Exhibit A; all subject to the maximum amount stated in Section 3(e) of the Income Tax Ordinance 1961 (the “Income Tax Ordinance”). For the avoidance of any doubt, said contributions shall not exceed the tax-exempt ceiling set by the applicable law for tax purposes.

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10.	Vacation

The Executive shall be entitled to such number of annual vacation business days as set forth in Exhibit A. Notwithstanding the foregoing, the Executive shall make all efforts to exercise his annual vacation; however, if the Executive is unable to utilize all the vacation days by the end of a calendar year, the Executive shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to and not exceeding the Maximum Quota (as defined in Exhibit A). Any amounts exceeding such Maximum Quota shall be cancelled by the Company and will not be redeemable in any event. Any vacation shall be coordinated and approved in advance with the Chairman of the Board.

11.	Sick Pay and Recreation Pay (‘Dme’i Havra’a’)

The Executive shall be entitled to paid sick days and Recreation Pay (‘Dme’i Havra’a’) in accordance with applicable law, except that full paid shall be paid from first sick day without any need in any medical certificate. For avoidance of any doubt, accrued sick days shall not be redeemed.

12.	Reimbursement of Expenses

12.1	The Company will reimburse the Executive for all reasonable out-of-pocket business expenses exclusively and properly incurred by him relating directly to performance of his duties under this Agreement. Reimbursement of such expenses is subject to and conditional upon providing the Company with all expenses report and receipts or other supporting documents as the Company may reasonably require in respect of those expenses, approval of such report by the Chairman of the Board or any one on his behalf and subject to the Company’s reimbursement of business expenses policy (including regarding the expenses amount and payment dates), as may be amended from time to time.

12.2	In addition, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred by the Executive, including, those expenses related to the use of vehicles and vehicle expenses up to a gross monthly amount as described in Exhibit A, and such other business expenses, including, but not limited to, expenses related to the Internet, mobile phone, various insurances, including work disability insurance, liability for indemnification and exemption, professional training, professional literature, and full or partial bearing of benefits granted to all employees of the Company on terms identical to the rest of the Company’s employees.

12.3	In addition, the Executive shall be entitled to reimbursement of expenses incurred in Israel and abroad, including travel expenses and accommodation expenses in connection with his position, up to US $10,000 per year and subject to the Company’s overseas travel policy (as shall be from time to time). In addition, the Executive may receive from the Company holiday gifts, meals, parking arrangements, team building days, etc. in the manner customary in the Company.

13.	Confidentiality, Non-Competition and Intellectual Property

The Executive agrees to be bound by, and shall have executed and delivered to the Company, the Confidential Information, Non-Compete and Invention Assignment Agreement, substantially in the form of Exhibit B hereto.

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14.	General

14.1	The Executive shall bear all the taxes deriving from the rights and benefits received by him/her pursuant hereto. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance, contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Executive pursuant hereto.

14.2	This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

14.3	This Agreement is subject to all the applicable approvals according to applicable law, if any.

14.4	This Agreement, including the Exhibits and Schedules hereto, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

14.5	Any notice sent by prepaid registered mail, fax or e-mail by one party to the other shall be deemed to have been received by the addressee within three business days of its dispatch, and if delivered by hand, fax or e-mail, at the time of its delivery.

14.6	This Agreement shall be deemed due notification regarding the Executive’s employment terms in accordance with the provisions of the Notice to Employee and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

COMPANY:		EXECUTIVE:

Wize Pharma Ltd.		Or Eizenberg

Signature:	Yossi Keret	Signature:	/s/ Or Eisenberg
Name:	Yossi Keret
Title:	Director

Wize Pharma, Inc., only with

respect to Sections 4.1, 7.5, 7.6 and 7.8

Signature:	Yossi Keret
Name:	Yossi Keret
Title:	Director

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EXHIBIT A - TERMS OF EMPLOYMENT

Name	Or Eizenberg
ID#	043367259
Address of Executive	Wissotsky 2 Street, Tel-Aviv, Israel
Position	CFO & Acting CEO (as described in the Agreement)
Executive’s Supervisor (Executive shall report to)	Company’s Board of Directors
Appointment percent	100% position (full time)
Commencement Date	April 1, 2015 (as described in the Agreement and the Effective Date of this Agreement is April 1, 2018)
Salary	40,000 NIS, which shall be increased as described in the Agreement
Monthly Bonus for CEO Services	5,000 NIS
Other Bonuses	As described in the Agreement
Severance Contribution	8.33%
Company’s/ Executive’s portion of the pension compensation (‘Tagmulim’)	Company: 6.5% (in case of Manager Insurance the Company’s contributions shall be not more than 7.5% as described in the Agreement) Executive: 6%
Study Fund	Company: 7.5% Executive: 2.5% As described in the Agreement
Vacation	18 business days
Maximum Quota	36 business days
Car Allowance	4,500 NIS (instead of statutory travel expenses from home to the office and back)
Sick Leave	As described in the Agreement
Recreation Pay	To be determined based upon applicable law
Notice Period	120 days

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EXHIBIT B –CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This CONFIDENTIALITY AND NON-COMPETE AGREEMENT (the “Agreement”), dated as of August 22, 2018 by and between Or Eisenberg, I.D. Number 043367259, residing at Wissotsky 2 Street, Tel-Aviv, Israel (the “Employee”) and Wize Pharma Ltd. (the “Company”) a limited company duly registered under the laws of Israel and having its corporate offices located at 24 Hanagar Street, PO Box 6653, Hod Hasharon, Israel.

WHEREAS, the Employee is employed by the Company pursuant to the Employment Agreement between the parties hereto, dated as of the date hereof (the “Employment Agreement”);

WHEREAS, during the Term (as defined in the Employment Agreement), Employee may become privy to certain Confidential Information (as defined below) of the Company, and Employee understands that the confidentiality of such Confidential Information is extremely important to the Company.

NOW, THEREFORE, in consideration of Employee’s employment by the Company and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Confidentiality

1.1	The Employee undertakes to maintain the Confidential Information (as defined below) of the Company and its Affiliates and to maintain in complete confidence any matters that relate to the Company and its Affiliates during the term of his engagement with the Company and after the termination of such, for any reason. For the avoidance of any doubt, it is hereby clarified that the Employee’s obligations and representations and the Company’s rights under this Agreement shall apply retroactively as of the commencement of the parties’ engagement, regardless of the date of execution of this Agreement

1.2	Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during his engagement period with the Company, whether or not developed by the Employee.

1.3	The Employee undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

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1.4	The Employee undertakes, that the Company may received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee’s relationship with the Company, and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.5	During the Employee’s relationship with the Company the Employee shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Employee has an obligation of confidentiality, and the Employee did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6	In the event the Employee is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, without derogating from any other relief or remedy available to the Company by virtue of any law.

2.	Non-Competition/ Non-Solicitation

The Employee undertakes that during the period of his engagement with the Company and for a period of 6 months following termination of his engagement with the Company, for any reason:

2.1	he shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, in the field in which the Company engages, is engaged or is anticipated to be engaged (the “Competitive Occupation”).

2.2	Without derogating from the generality of the foregoing, the Employee undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s customers, suppliers or agents, including customers, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of his employment with the Company or prior thereto.

2.3	In addition, the Employee undertakes not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.4	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Employee alone or in cooperation with others and shall apply to the participation of the Employee in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

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3	Intellectual Property, Copyright and Patents

3.1	The Employee hereby acknowledges and agrees that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by the Employee (whether solely or jointly with others) during the term of employment; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know how (including during the period prior to commencement of employment and prior to incorporation of the Company) (“Company IPR”). “Intellectual Property Rights” means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2	The Employee acknowledges and agrees that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. The Employee hereby irrevocably assigns to the Company or its designee and shall assign all right, title and interest the Employee may have or may acquire in and to Company IPR upon its creation. The Employee acknowledges and agrees that no rights relating to any Company IPR are reserved to Employee.

The Employee will assist the Company, upon Company’s first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation,  executing, verifying  and delivering  such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Employee’s relationship with the Company, all for no additional consideration, provided that Employee shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document required, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

3.3	The Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement between the Employee and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and the Employee irrevocably waives any legal right he may have in connection with the Company IPR, including without limitation any right, moral rights or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 or other applicable laws. The foregoing waiver relates to any claims or demands whatsoever, whether in the present, past or future, and whether under contract or other legal or equitable theory.

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3.4	The Employee represents and warrants that upon execution hereof, he has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company’s business, products or Intellectual Property Rights (“Prior Inventions”). The Employee undertakes not to incorporate any Prior Inventions or third party’s Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5	The Employee undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by him or personnel of the Company or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6	The Employee’s obligations pursuant to this Section 3 shall survive the termination of his employment with the Company or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

4.	Employee acknowledges that the restricted period of time and geography are as specified hereunder are reasonable, in view of his position and the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to him by the Company under the Employment were determined, inter alia, in consideration for his obligations under this Agreement.

5.	This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

6.	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement.

7.	This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

I, OR EISENBERG, HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

EXECUTIVE

Or Eisenberg	Date: August 22, 2018

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ANNEX “A”

Company policy regarding use of computer systems, internet browsing and company email

1. It is strictly forbidden to make use of Company1 computers, internet browsing or Company email for any purposes which are illegal, inappropriate or unsuitable, including accessing inappropriate or unsuitable websites (such as pornographic websites). It is additionally forbidden to install any programs on Company computer systems, or make use of any such system to transfer materials unrelated to work or detrimental to the Company, its clients, employees, or any other third party. Misuse of Company computers, internet browsing or company emails may cause considerable harm to the company or other third parties, as well as the computer systems themselves and their users. If in doubt, please refer to the Company IT Manager.

2. We would like to clarify that the Company does not forbid private use of the computer made available to you for work purpose or the office internet connection, within reasonable bounds, and while always maintaining confidentiality (as set forth in your Employment Agreement), without derogating from work requirements and subject to Section 1 above. Nonetheless, it is important to clarify that due to the nature of the Company computer systems, network operational maintenance requirements, as well as for the implementation of this Section 2, the Company may block certain websites from access, and the Company IT Manager may access any computer on the Company network, and accordingly, any information found on your computer may be exposed to the Company IT Manager and his /her superiors.

3. The Company provides you with an email account exclusively for professional use as required within the scope of your position in the Company. Therefore, the Company shall be entitled to monitor and conduct surveillance of the communicated data in any such professional mailbox. You are aware, and hereby consent that the Company shall be permitted to access the contents of such mailbox, should an urgent professional need arise or in case there is grave concern or reasonable grounds for concern regarding activity which is illegal or harmful to the Company or any third party (including violation of the terms above), or in any other case in accordance with applicable law. Such monitoring shall be conducted proportionally, in adherence to the goals as stated above, and the information, if aggregated, shall be stored solely for the period of time required for the purposes as stated above. The monitored information, if and any as such, shall not be transferred to any third party, excluding the security and support service provider of the Company’s computer systems, any security and support service provider which shall replace it in the future, or in accordance with applicable law, subject to the aforementioned. Accordingly, any information found in the professional electronic mailbox may be accessible to the Company, and as such it should be taken into account that any private use of the professional mailbox should be avoided. At the expiration of your position with the Company, any private correspondence saved in the professional mailbox must be removed (if any such correspondence exists despite the above) and any information found in the professional mailbox (which should contain solely professional correspondence) shall be exposed to the relevant parties in the Company. If you wish to do so, you may make private use of electronic mail correspondence using a private and external mail service (such as gmail), with which you may send and receive private correspondence which will not be exposed to the Company, and so long as such use is made reasonably and in adherence to the Company policy as stated above.

4. It is also clarified that the Company may allow other employees and other third parties and use the personal laptop / laptop that is given to you for your work. Since the computer, e-mail, corporate network and internet connection are provided for professional purposes only, the Company has the right to disconnect you from such systems at its sole discretion at any time. Without prejudice to the foregoing, it is prohibited to leave these tools and / or to give access to any of these tools without supervision and / or contrary to the Company’s policy. In any case where there is a concern that another party, other than you, has access to these tools (for example, in the event of password disclosure, theft and / or loss), contact the computer administrator immediately.

1 All terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

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5. In addition, you are to avoid using the Internet in general and social networks in particular in a manner that is likely to create the impression that your private use of the social networks is on behalf of the Company and/or or in its name. Thus, for example, it is forbidden to upload pictures or other information connected to the Company or the Company’s events or the Company’s employees, or make use of the Company’s name or any insignia in a manner that indicates that your publication is an official publication of the Company, as opposed to your private publication, upon your own authority. In any event of doubt, you may contact the IT Manager with any questions.

6. For the avoidance of any doubt, the IT Manager, anyone acting on his behalf, and any other person who has access to the e-mail, computer and the various folders, are to refrain from any use at all of the information therein, including its publication or any other personal use, beyond the purposes delineated in this policy, and to keep this information in strictest confidence.

7. It is preferable, that during your absence from work, for whatever reason, you leave an orderly “out of office” email message with the date of your return and a referral to whomever is substituting for you during the period of your absence.

8. You undertake that, at the termination of your employment, you transfer the content of the computer and your email account, as is, to the IT Manager. If you wish to delete personal and private files or to remove them from the computer – this shall be done only with the approval of and in coordination with the IT Manager.

9. After termination of your employment, the Company, by means of the direct supervisor and IT Manager, shall be entitled to access your computer, email account and folders.

10. You are required to keep current regarding the Company’s policy of computer use as will be updated from time to time.

I hereby read and declare I read this Annex A, understood its provisions and agree thereto.

/s/ Or Eisenberg	Date: 8-22-18
NAME: Or Eisenberg

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[TRANSLATED FROM HEBREW- THE HEBREW VERSION IS THE BINDING VERSION]

ANNEX “B”

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS

TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)	to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, his employee’s benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid the above 2 1/3% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall be only in lieu of 72% of the Employee’s severance pay;

In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2) No later than three months from the commencement of the Employer’s Payments, a written agreement was executed between the employer and the employee which included:

(a) the employee’s consent to an arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b) an advance waiver by the employer of any right which he may have to a refund of monies from its payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to sections 16 or 17 to the Law and/or in cases in which if such severance pay was denied the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes “Entitling Event” means death, disability or retirement at or after the age of 60.

(3) This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

15th Sivan 5758 (9th June 1998).

Eliahu Ishai

Minister of Labor and Welfare

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